EXHIBIT 99.A

SUB-ITEM 77Q1(e)

                            SUB-ADVISORY AGREEMENT


         This Sub-Advisory Agreement (the "Agreement"), dated as of this 30th day of June, 1997, is entered into by and between First Chicago NBD Investment Management Company ("FCNIMCO") and Federated Investment Counseling, a Delaware business trust
("Federated").

         WHEREAS, the High Yield Bond Fund (the "Fund") is an investment portfolio of Pegasus Funds (the "Trust"), a Massachusetts business trust registered as an investment company under the Investment Company Act of 1940 (the "1940 Act");

         WHEREAS, the Trust employs FCNIMCO (the "Adviser") to act as investment adviser to the Trust's investment portfolios, including the Fund, pursuant to a written agreement (the "Advisory Agreement");

         WHEREAS, the Advisory Agreement provides that the Adviser may employ one or more sub-advisers to assist it in the performance of the Advisory Agreement; and

         WHEREAS, the Adviser desires to employ Federated to act as a sub-adviser to the Fund;

         NOW, THEREFORE, the parties hereto intending to be legally bound, hereby agree as follows:

         1. Appointment. The Adviser hereby appoints Federated to provide investment sub-advisory services to the Fund for the period and on the terms set forth in this Agreement. Federated accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

         2. Management. (a) Subject to the supervision and approval of the Adviser, Federated will provide a continuous investment program for the Fund, including investment research and management with respect to all securities and investments in the Fund. Federated will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund. Federated further agrees that it:

                  (i) will provide the services rendered by it hereunder in accordance with the investment objective and policies of the Fund as stated in its prospectus ("Prospectus"), statement of additional information ("SAI") and all amendments and supplements thereto, the Trust's Bylaws, the Trust's Amended and Restated Declaration of Trust, resolutions adopted from time to time by the Trust's Board of Trustees (the "Board") and other

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                           guidelines as set forth in the documents listed on
                           Schedule 1 to this Agreement;

                  (ii) will conform with all applicable Rules and Regulations (hereinafter called the "Rules") of the Securities and Exchange Commission ("SEC"), and will in addition conduct its activities under this Agreement in accordance with other applicable laws;

                  (iii) will place all orders for the purchase and sale of portfolio securities for the account of the Fund with banks, brokers, dealers, futures commission merchants or other firms dealing in securities ("Brokers") selected by Federated, which may include Brokers that are affiliated persons of Federated, provided such orders are exempt from the provisions of Section 17(a), (d) and (e) of the 1940 Act. In executing portfolio transactions and selecting Brokers, Federated will use its best efforts to seek on behalf of the Trust and the Fund the best overall terms available. In assessing the best overall terms available for any transaction, Federated shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the execution capability of the Broker, the reliability, integrity and financial condition of the Broker, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the Broker to execute a particular transaction, Federated may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided for the Fund and/or other accounts over which Federated or an affiliate of Federated exercises investment discretion. In addition, Federated is authorized, subject to the prior approval of such policy by the Trust's Board, to negotiate and pay to a Broker who provides such brokerage and research services within the meaning of such provision a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another Broker would have charged for effecting that transaction if, but only if, such is consistent with applicable law and Federated determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such Broker -- viewed in terms of that particular transaction or in terms of the overall

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                           responsibilities of Federated to the Fund, the
                           Trust or its other clients.

                           In no instance will portfolio securities be purchased from or sold to Federated, the Adviser or the Trust's principal underwriter for the Fund or an affiliated person of any of them, acting as principal or as broker, except as permitted by law. In executing portfolio transactions for the Fund, Federated, to the extent permitted by applicable laws and regulations, may but shall not be obligated to, aggregate the securities to be sold or purchased with those of other funds and its other clients where such aggregation is not inconsistent with applicable law and the policies set forth in the Trust's registration statement. In such event, Federated will allocate the securities so purchased or sold, and the expenses incurred in the transaction, in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients;

                  (iv) will maintain all books and records with respect to the securities transactions of the Fund; and furnish the Trust's Board such periodic (at least quarterly) and special reports as the Board may reasonably request. Federated will permit the Adviser, the auditors and appropriate regulators to inspect such books and records at all reasonable times during normal business hours, upon reasonable notice;

                  (v) will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior or present shareholders of the Fund or those persons or entities who respond to inquiries of the Trust's principal underwriter concerning investment in the Fund and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Federated may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust. Nothing contained herein or in any other agreement executed with the Trust, however, shall prohibit Federated and any of its affiliates from advertising to or soliciting the public generally with respect to other products or

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                           services, including, but not limited to, any
                           advertising or marketing via radio, television, newspapers, magazines or direct mail solicitation, regardless of whether such advertisement or solicitation may coincidentally include prior or present Fund shareholders or those persons or entities who have responded to inquiries of the Trust's principal underwriter.

         (b) The Adviser will promptly notify Federated of any material change in any of the documents listed on Schedule 1 to this Agreement and will provide Federated with copies of any such modified document. The Adviser will also provide Federated with a list, to the best of the Adviser's knowledge, of all affiliated persons of the Trust, any of its promoters or its principal underwriter (and any affiliated person of such an affiliated person) and will promptly update the list whenever the Adviser becomes aware of any additional affiliated persons.

         3. Services Not Exclusive. The services rendered by Federated hereunder are not to be deemed exclusive, and Federated shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

         4. Expenses. Federated will bear all expenses in connection with the performance of its services under this Agreement. All other expenses to be incurred in the operation of the Trust (other than those borne by the Adviser) will be borne by the Trust, except to the extent specifically assumed by Federated. The expenses to be borne by the Trust include, without limitation, the following: organizational costs, taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members, SEC fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Fund's existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing, printing and distributing proxy statements, prospectuses and statements of additional information for regulatory purposes and for distribution to existing stockholders, costs of stockholders' reports and meetings, and any extraordinary expenses.

         5. Compensation. For the services provided and the expense assumed pursuant to this Agreement, the Adviser will pay Federated and Federated will accept as full compensation therefor the fees set forth on
Schedule 3 hereof.

         6. Limitation of Liability of the Sub-Adviser. Federated shall not be liable for any error of judgment or mistake of law or for any loss suffered by FCNIMCO, the Trust, the Fund or the

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Fund's shareholders in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Federated in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement or except as may otherwise be provided by the 1940 Act or the federal securities laws. Any person, even though also an officer, Board member, partner, director, employee or agent of the Adviser or of Federated, who may be or become an officer, Board member, partner, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with Federated's duties hereunder) to be rendering such services to or acting solely for the Trust and not as an officer, Board member, partner, director, employee or agent or one under the control or direction of the Adviser or Federated even though paid by either of them. The Adviser is hereby expressly put on notice of the limitation of liability as set forth in the Declaration of Trust of Federated and agrees that the obligations assumed by Federated pursuant to this Agreement will be limited in any case to Federated and its assets and the Adviser shall not seek satisfaction of any such obligations from the shareholders of Federated, the trustees of Federated, officers, employees or agents of Federated, or any of them.

         7. Pricing. The Adviser hereby acknowledges that Federated is not responsible for pricing portfolio securities. Subject to its terms of the Advisory Agreement and to the supervision of the Board of Trustees, the Adviser and Federated will rely on the pricing agent approved by the Board of the Trust to price portfolio securities. The appropriate officers and employees of Federated will be available to consult with the Adviser, the Trust and the Trustees at reasonable times upon reasonable notice concerning valuations of securities for which reliable prices may not be available from the approved pricing agent.

         In the event the pricing agent approved by the Board of the Trust is unable to provide a reliable price for a security, Federated, following its standard practices, will provide the Adviser a recommended price and the rationale thereof.

         8. Duration and Termination. This Agreement shall become effective as to the Fund upon the date first above written. Unless sooner terminated as provided herein, this Agreement shall continue with respect to the Fund until June 30, 1998. Thereafter, if not terminated, this Agreement shall continue with respect to the Fund for successive annual periods, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board or by vote of a majority of the outstanding voting securities of the Fund;

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provided, however, that this Agreement may be terminated with respect to the
Fund, without the payment of any penalty, by the Board, FCNIMCO or by vote of a majority of the outstanding voting securities of the Fund on sixty (60) days' written notice, or by Federated, without the payment of any penalty, on sixty (60) days' written notice to the Trust. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as such terms have in the 1940 Act.)

         9. Conditions to Agreement. Federated's and the Adviser's obligations under this Agreement are subject to the satisfaction of the following conditions precedent:

                  a. Receipt of a certification of an officer of the Trust stating that (i) this Agreement and the Advisory Agreement have been approved by the vote of a majority of the Fund's Board of Trustees, who are not interested persons of Federated or the Adviser, cast in person at a meeting of the Board called for the purpose of voting on such approval, and (ii) this Agreement and the Advisory Agreement have been approved by the vote of a majority of the outstanding voting securities of the Fund;

                  b. Receipt of certified copies of instructions from the Fund to its custodian designating the persons specified by Federated as "Authorized Persons" under the Fund's custody agreement;

                  c. The Fund's execution and delivery of a limited power of attorney in favor of Federated in a form mutually agreeable to Federated, the Adviser and the Board;

                  d. Board resolutions, certified by an officer of the Fund, adopting all procedures and guidelines required by any exemptive order listed on Schedule 2 to this Agreement; and

                  e. Any other documents, certificates or other instruments that Federated or the Adviser may reasonably request from the Fund.

         10. Representations and Warranties. (a) Federated hereby represents and warrants to the Adviser that: (i) it is a business trust duly formed and validly existing under the laws of Delaware, (ii) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (iii) it is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act") and is registered or licensed as an investment adviser

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under the laws of all jurisdictions in which its activities require it to be so registered or licensed, except where the failure to be so licensed would not have a material adverse effect on its business, and (iv) it has furnished to the Adviser true and complete copies of all the documents listed on
Schedule 2 to this Agreement.

                  (b) The Adviser hereby represents and warrants to Federated that: (i) it is a corporation duly formed and validly existing under the laws of Delaware, (ii) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (iii) it is registered with the SEC as an investment adviser under the Advisers Act and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed, except where the failure to be so licensed would not have a material adverse effect on its business, and (iv) it has furnished to Federated true and complete copies of all the documents listed on Schedule 1 to this Agreement.

         11. Amendment of this Agreement. No provisions in this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party or parties against which enforcement of the change, discharge or termination is sought, and no amendment to this Agreement affecting the Fund shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Fund.

         12. Notice. Any notices and other communications to be given pursuant to this Agreement shall be delivered or mailed:

                           To the Adviser:

                           First Chicago NBD Investment Management Company c/o NBD Bank
                           611 Woodward Avenue
                           Detroit, Michigan  60670
                           Attn: Timothy B. Kerr

                           To the Trust:

                           Pegasus Funds
                           c/o NBD Bank
                           900 Tower Drive
                           P.O. Box 7058
                           Troy, Michigan  48007-7058
                           (800) 688-3350
                           Attn:  President

                           With a copy to:

                           W. Bruce McConnel, III

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                           Drinker Biddle & Reath LLP
                           1345 Chestnut Street
                           Philadelphia, PA  19107-3496

                           To Federated:

                           Federated Investment Counseling
                           Federated Investors Tower
                           Pittsburgh, PA  15222-3779
                           Attn:  President

         13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Michigan law.

         14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                    FIRST CHICAGO NBD INVESTMENT
                                    MANAGEMENT COMPANY





                                    By:  /s/ George F. Abel
                                             Name:  George F. Abel
                                             Title: Chief Investment
                                                         Officer


                                    FEDERATED INVESTMENT
                                    COUNSELING




                                    By:      /s/ John B. Fisher
                                             Name:  John B. Fisher
                                             Title: President

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                                  Schedule 1
                              Fund Documentation
                  Sub-Advisory Agreement dated June 30, 1997


         1. The Trust's Amended and Restated Declaration of Trust, as amended and Bylaws.

         2. The most current Prospectus and Statement of Additional Information for each class of the Fund's shares.

         3. The Custody Agreement between the Trust and NBD Bank, as Custodian for the Fund's portfolio, including information as to:

                  o        the Fund's nominee,
                  o the Federal tax identification numbers of the Fund and its nominee,
                  o all routing, bank, participant and account numbers and other information necessary to provide proper instructions for transfer and delivery of securities to the Fund's accounts at the Custodian, and
                  o the name, address, phone and fax number of the Custodian's employees responsible for the Fund's accounts.

         4. The schedule of current year's meetings of the Trust's Board of Trustees.

         5. The pricing and performance calculation entity and contact persons.

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                                  Schedule 2
                          Sub-Adviser Documentation
                  Sub-Advisory Agreement dated June 30, 1997


         1. Part II of Federated's Form ADV most recently filed with the SEC.

         2. All exemptive orders granted by the SEC that will become applicable to the Fund, and the procedures and guidelines followed by Federated in accordance therewith.

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                                  Schedule 3
                                     Fees
                  Sub-Advisory Agreement dated June 30, 1997


                  As compensation for its services hereunder, the Adviser will pay to Federated a sub-advisory fee, computed daily and payable monthly, at the following annual rates based on the Fund's average daily net assets:

                  .50% on assets up to $30 million,

                  .40% on increments of $30 million to $50 million,

                  .30% on increments of $50 million to $75 million,

                  .25% on increments of $75 million to $100 million,

                  .20% on increments over $100 million.

                  Net asset value shall be computed in accordance with the Fund's Prospectus and resolutions of the Trust's Board of Trustees. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Such fee as is attributable to the Fund shall be a separate charge to the Fund and shall be the several (and not joint or joint and several) obligation of such Fund.



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